Exhibit 23(e)



                       Consent of Independent Accountants



The Board of Trustees
LaSalle Hotel Properties:


We consent to the use of our reports related to the balance sheet of LaSalle Hotel Properties as of January 15, 1998, the combined balance sheets of the Acquired Hotels as of December 31, 1996 and 1997 and related statements of operations, changes in partners' capital, and cash flows for each of the years in the three-year period ended December 31, 1997, the balance sheet of LRP Bloomington Limited Partnership (Radisson Hotel South & Plaza Tower) as of December 31, 1996 and 1997 and the related statements of operations, changes in partners' capital, and cash flows for the period from December 1, 1995 (date of formation) to December 31, 1995 and the years ended December 31, 1996 and 1997, the statements of revenues and expenses and cash flows of the Omaha Marriott Hotel for the period from December 30, 1995 to December 19, 1996, the balance sheet of Rahn Key West Resort, Inc. as of December 31, 1996 and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 1996, the statements of revenues and expenses and cash flows of the Le Meridien Dallas for the year ended January 31, 1997 and the period from February 1, 1997 to September 4, 1997, the balance sheet of MSCC Limited Partnership as of December 29, 1995 and related statements of operations, changes in partners' capital (deficit), and cash flows for the fiscal year ended December 29, 1995, the statements of revenues and expenses and cash flows of Marriott's Seaview Resort for the period from January 4, 1997 to November 7, 1997, the balance sheets of the LaGuardia Airport Marriott as of December 31, 1996 and 1997 and the related statements of operations, changes in owners' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, the balance sheets of VVH Resorts Limited Partnership (San Diego Paradise Point Resort) as of December 31, 1997 and 1996, and the related statements of operations, partners' capital and cash flows for each of the years in the three-year period ended December 31, 1997, the statements of assets and liabilities of the accounts maintained by Hyatt Corporation for Harborside Hyatt Conference Center & Hotel (a hotel owned by Bird Island Ltd. Partnership) as of December 31, 1997 and the related statements of revenues and expenses and cash flows as represented by such accounts for the year then ended, and the balance sheet of Bird Island Limited Partnership (a Massachusetts limited partnership) as of December 31, 1997, and the related statements of operations, changes in partners' capital (deficit) and cash flows for the year then ended, incorporated herein by reference.

                                         /s/  KPMG LLP



Chicago, Illinois
February 10, 1999